Exhibit 10.3
Execution Copy
AMENDMENT TO TAX SEPARATION AGREEMENT
     This Amendment to Tax Separation Agreement (this “Amendment”) is made and entered into as of March 17, 2008, by and among Retail Ventures, Inc., an Ohio corporation (“RVI”), each RVI Affiliate (as defined in the Tax Separation Agreement), DSW Inc., an Ohio corporation, and each DSW Affiliate (as defined in the Tax Separation Agreement).
Recitals
     WHEREAS, the parties entered into a certain Tax Separation Agreement, dated as of July 5, 2005, relating to their arrangement concerning certain tax matters and tax and accounting services (the “Tax Separation Agreement”);
     WHEREAS, RVI has sold its entire membership interest in Value City Department Stores LLC, an Ohio limited liability company; and
     WHEREAS, the parties desire to amend the Tax Separation Agreement as hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements described in this Amendment, the parties hereby agree as follows:
Agreement
1.	The definition of “Shared Services Agreement” in Section 1. Definitions is amended in its entirety to read as follows:
“Shared Services Agreement” means the Shared Services Agreement, dated effective as of January 30, 2005, by and between RVI and DSW, as such Shared Services Agreement may be amended from time to time by mutual agreement of the parties.
2.	Section 2.05 is amended in its entirety to read as follows:
2.05. Tax & Accounting Services Agreement.
     (a) In General. DSW shall prepare for RVI any Tax Return described in Section 2.01 of this Agreement and provide other Tax related services to RVI, as set forth on Schedule 2.05(a) attached hereto (the “Tax & Accounting Services”). In consideration for the Tax & Accounting Services, RVI shall (i) pay to DSW its respective share, as provided in the Shared Services Agreement, of any and all costs associated with the maintenance and operation of DSW’s tax department (including any and all overhead expenses) for each month in which the Tax & Accounting Services are to be performed, and (ii) reimburse DSW its respective share, as provided in the Shared Services Agreement, of any and all third party fees and expenses incurred by DSW; provided, however, that, (i) RVI shall reimburse DSW for one hundred percent (100%) of any and all third party fees and expenses incurred by DSW solely in connection with the performance of the Tax & Accounting Services, and (ii) RVI shall not be required to reimburse DSW for any portion of any third party fees and expenses incurred by DSW solely for the benefit of DSW or any DSW Affiliate. Payment and reimbursement with respect to Tax & Accounting Services performed in a particular month shall be made within twenty (20) days of the end of such month in immediately available funds as instructed by DSW; provided, however, that, upon termination of the rights and obligations pursuant to this Section 2.05, payment and reimbursement with respect to all Tax & Accounting Services performed through and including the effective date of the termination shall be made at least two (2) days prior to the effective date of the termination. Either party shall have the right to terminate all rights and obligations pursuant to this Section 2.05 effective upon one hundred and eighty (180) days written notice to the other party of its cancellation of the Tax & Accounting Services.
     (b) Right to Review. DSW shall provide RVI with (i) any Income Tax Return to be prepared by DSW for RVI pursuant to the Tax & Accounting Services at least twenty (20) days prior to the due date of such Tax Return or as is otherwise consistent with past practice and (ii) any Non-Income Tax Return to be prepared by DSW for RVI pursuant to the Tax & Accounting Services at least four (4) days prior to the due date of such Tax Return or as is otherwise consistent with past practice. RVI shall have the right to comment on any such Tax Return and DSW shall reasonably consider all comments made by RVI.
     (c) Information. RVI shall timely provide all information reasonably requested by DSW to prepare all Tax Returns, compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement) and perform the Tax & Accounting Services, and all such information shall be provided in a manner reasonably requested by DSW. DSW shall provide RVI with all Tax Returns prepared for RVI pursuant to the Tax & Accounting Services and copies of any notices or communications from any Taxing Authority relating to any Tax or Tax Return of RVI or any RVI Affiliate covered by the Tax & Accounting Services. RVI shall execute and deliver to DSW a power of attorney authorizing the appropriate DSW employees to sign as “paid preparer” any Tax Return prepared by DSW for RVI pursuant to the Tax & Accounting Services.
3.	Section 3.05 is amended in its entirety to read as follows:
     3.05. Computation. DSW shall provide RVI with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any DSW Separate Tax Liability or estimated DSW Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the DSW Business. RVI shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any DSW Separate Tax Liability or estimated DSW Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

4.	Section 7.03 is amended in its entirety to read as follows:
     7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any case would affect the DSW Separate Tax Liability, DSW shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. DSW shall pay to RVI, or RVI shall pay to DSW, as appropriate, an amount equal to the difference, if any, between the DSW Separate Tax liability reflected on such revised pro forma Tax Return and the DSW Separate Tax liability for such period as originally computed pursuant to this Agreement.
5.	Capitalized terms used in this Amendment and not defined herein shall have the meanings given to them in the Tax Separation Agreement.

6.	The provision of this Amendment shall become effective as of the date hereof.
7.	Except as expressly amended herein, all terms and provisions of the Tax Separation Agreement shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Tax Separation Agreement as of the date set forth above.

RETAIL VENTURES, INC.
on behalf of itself and each of the RVI Affiliates

By:	/s/ James A. McGrady

Title: Executive Vice President, Chief Financial Officer

DSW INC.
on behalf of itself and each of the DSW Affiliates

By:	/s/ William L. Jordan

Title: Senior Vice President, General Counsel

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